UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 23, 2010

TAMPA ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Florida	1-5007	59-0475140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida		33602
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01:	Entry into a Material Definitive Agreement

On November 23, 2010, the Polk County Industrial Development Authority (the “PCIDA”) issued $75 million of PCIDA Solid Waste Disposal Facility Revenue Refunding Bonds (Tampa Electric Company Project), Series 2010 (the “Bonds”) for the benefit of Tampa Electric Company (the “company”). The company is responsible for payment of the interest and principal associated with the issuance of the Bonds. The net proceeds of this issuance, together with available cash, will be used to call and retire $75 million of the existing PCIDA Solid Waste Disposal Facility Revenue Refunding Bonds (Tampa Electric Company Project), Series 2007 (the “2007 Bonds”), which have a maturity date of December 1, 2030. The company purchased the 2007 Bonds in lieu of redemption on March 26, 2008 pursuant to the terms of the indenture governing the 2007 Bonds. On November 23, 2010, the 2007 Bonds were still held by the company, and at the company’s direction, the net proceeds of the Bonds were used to retire the 2007 Bonds. Costs of the issuance of the Bonds were paid from available funds of the company.

In connection with the issuance of the Bonds, the company entered into a Loan and Trust Agreement (the “Agreement”) with the PCIDA, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the Bonds. A copy of the Agreement (including the form of Bond) is filed herewith as Exhibit 4.1 and incorporated herein by reference.

The Bonds mature on December 1, 2030 and bear interest at a term interest rate, which was set at 1.50% for the initial term to, but not including, March 1, 2011. Following the initial term interest rate period, the Bonds will be subject to mandatory tender at which time the interest rate on the Bonds may be converted to another interest rate mode or another term interest rate of the same or a different duration determined in accordance with the applicable terms of the Agreement. The Bonds are subject to mandatory tender after each subsequent term interest rate period, if any. The length of the term interest rate period may be changed pursuant to the terms of the Agreement.

During the initial term interest rate period and during any other term interest rate period of five years or less, the Bonds are not subject to redemption at the option of the company. During any term interest rate period of more than five years, the Bonds are not subject to redemption at the option of the company for the first five years after the beginning of the term interest rate period, unless the remarketing agent has established a different call protection period in accordance with the Agreement. The Bonds are also subject to special mandatory redemption in the event that interest payable on any Bond has become subject to federal income tax in accordance with the Agreement.

The Agreement provides for the following events of default, which are the same events of default as provided by the indenture governing the 2007 Bonds (except that the 2007 Bonds had an additional event of default related to the insurance agreement entered into in connection with the 2007 Bonds, which event of default is not applicable to the 2010 Bonds, with respect to which there is no insurance agreement): (i) the company fails to pay any interest on the Bonds when due; (ii) the company fails to pay principal of or premium, if any, on the Bonds when due; (iii) the company fails to pay the purchase price of any Bond required to be purchased under the terms thereof; (iv) the company fails to perform in any material way any other covenant in the Agreement, and such failure has continued for 90 days after the company receives written notice as provided in the Agreement; or (v) certain events of bankruptcy or insolvency of the company described in the Agreement.

If any of the above events of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Bonds may declare the principal amount of all the Bonds to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding Bonds may rescind and annul that declaration and its consequences.

The description above is qualified in its entirety by the Agreement, filed herewith as exhibit 4.1 and incorporated herein by reference.

This report is neither an offer to sell nor a solicitation of an offer to buy any of the Bonds. The Bonds were sold pursuant to an exemption from registration under the Securities Act of 1933, as amended (the

“Securities Act”). The Bonds have not been registered under the Securities Act or any state securities laws, and, unless so registered, the Bonds may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Section 2 – Financial Information

Item 2.03:	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information in Item 1.01 is hereby incorporated by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01:	Financial Statements and Exhibits

(d) Exhibits

4.1	Loan and Trust Agreement dated as of November 15, 2010 between Tampa Electric Company and The Bank of New York Mellon Trust Company, N.A., as trustee (including the form of Bond).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMPA ELECTRIC COMPANY
(Registrant)

Date: November 29, 2010	By:	/S/ SANDRA W. CALLAHAN
Sandra W. Callahan
Vice President-Finance and Accounting and Chief Financial Officer (Chief Accounting Officer)